Virtual reality motion platform transforming seated gameplay into an immersive and active VR experience.

of indicated interest

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Learn More About Virtuix

INDICATE INTEREST IN VIRTUIX

Virtuix has collected $29,290,000 of interest.

Virtuix is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained below.

About Virtuix

Founded in early 2013 and with 31 employees, Virtuix is one of the pioneers of the recent rebirth of virtual reality (“VR”) and the leader in Active VR. Without the ability to move around in the virtual world, the user experience is static, restricted and can cause motion sickness. The Omni is the first of its kind omni-directional motion platform that gives you the freedom to move around naturally and comfortably inside virtual worlds, delivering a crucial component needed to enable popular Active VR experiences like first-person shooters or virtual tourism.

Virtuix raised $1.1M via Kickstarter during the summer of 2013 and raised an additional $8MM from private and institutional investors including a series of Silicon Valley and global venture capitalists. Virtuix has pre-sold more than 4,000 Omnis to date and started delivering units to customers in December 2015. The Omni is compatible with leading virtual reality headsets and content.

What current Virtuix investors are saying*

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"We invested in Virtuix because they are the leader in Active VR with a revolutionary, first-to-market product and an incredibly talented team that are pioneering the current wave of VR innovation." - Ignacio Vilela, Investor, Startcaps Ventures

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"We invested in Virtuix because we view the Omni as a crucial component of VR that is necessary to enable the popular, Active VR experiences that consumers want. Virtuix is building a powerful platform that is attractive and valuable to other players in the emerging VR space." - Brad Harrison, Investor, Scout Ventures

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"Virtuix is transforming the inherently limiting seated or room-scale VR setup to a fun, engaging, and social Active VR experience. We invested in Virtuix because they are the Active VR category leader with a passionate and driven team that is determined to revolutionize VR gaming, fitness, and many other applications." - Noriaki Okubo, Investor, Scentan Ventures

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"When I demoed the Omni for the first time last year, I glimpsed the future of virtual reality. The full-body experience was so real that when I finished, my heart was pounding, my legs were tired, and I was completely transported into another world. The Omni technology has the ability to deliver immersive experiences to consumers in a way never before possible. We’re excited to be working with Jan and the outstanding Virtuix team, who have succeeded in bringing a revolutionary product to market." - David Wu, Investor, Maveron

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"We believe Virtuix’s virtual reality technology will not only disrupt the immersive gaming landscape but will enable even more useful, personal, and entertaining experiences in areas beyond gaming: training and simulation, fitness, medical, military. The Omni is just scratching the surface to the possibilities, and we’re honored to be working with Jan and the Virtuix team." - Jai Choi, Investor, Tekton Ventures

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"Virtuix are the pioneers of the Active VR category with a clear vision for an immersive and exciting VR experience that is not offered by anyone else. We invested in Virtuix because we believe in the VR market, the Omni product, and the Virtuix team." - Maurice Werdegar, Investor, Western Technology Investments

What Virtuix advisors are saying*

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"The Omni is creating an important new platform for first person shooters as well as for other types of games. I'm so impressed by the presence and adrenaline I feel throughout the experience. The Omni is a crucial link to deliver immersive first person VR play without causing motion sickness and I'm really excited to help Jan and his team explore how to keep driving the platform and attract more AAA content." - Mike Griffith, Advisor, Vice Chairman and Former CEO of Activision Publishing

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"When I tried the Omni, I was very impressed. Active VR brings VR to life. Virtuix has created an Active VR platform that allows for true immersion, and its possibilities are limitless." - Kai Huang, Advisor, Founder and CEO of Red Octane, creator of Guitar Hero

*Disclaimer: The following individuals were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

Virtual Reality FitnessMediaTechnology Austin

•	Website: http://www.virtuix.com

•	Investment funds raised to date: $8,000,000
•	Pre-order revenues: $2,000,000+
•	Pre-orders received: 4,000+
•	Employees: 31
•	Patent applications filed to date: 12
•	Selling price: $699/Omni
•
•	Go to Virtuix's Preliminary Offering Circular

What is an Offering Circular?

Team Story

Virtuix believes that virtual reality is the next big phase in human computer interaction. Over 150 million VR head-mounted displays are projected to be sold in the next 5 years. However, the VR experience is limited until you are able to move around freely inside the virtual world.

The Omni is the result of four years of design and testing. Virtuix built more than 10 different prototypes before finalizing the Omni’s design. The company has filed 12 patent applications to protect the technology that powers the Omni, covering the product’s mechanical design, tracking hardware and software, and game input algorithms.

More than 3,300 people committed to the Omni Kickstarter campaign in the summer of 2013, and since then thousands more have pre-ordered the first edition of the Omni. Virtuix raised $8,000,000 to date from private and institutional investors, which has allowed the company to bring a revolutionary product to market. Virtuix started production and shipping of the first units of its pre-order backlog in December 2015.

The Omni is compatible with almost all PC based and mobile head-mounted displays currently available or coming to market (such as the Oculus Rift, HTC Vive, Samsung Gear, and Google Cardboard). The device is compatible with almost any content that uses standard first-person gamepad input and is VR enabled.

Jan Goetgeluk
JAN GOETGELUK, CHIEF EXECUTIVE OFFICER

Jan is the founder and CEO of Virtuix. Prior to founding Virtuix, Jan was an Investment Banking Associate with JP Morgan Chase in Houston and New York. While working as an investment banker, Jan started developing the Omni after hours, often working until late into the night. In February 2013, after two years of researching, experimenting, and prototyping, Jan decided to leave his day-job and founded Virtuix to bring the Omni to market. Jan holds a Bachelor of Science and a Master of Science in Mechanical Engineering from the University of Ghent in Belgium, and an MBA from Rice University in Houston, Texas.

David Allan
DAVID ALLAN, PRESIDENT AND CHIEF OPERATING OFFICER

David is currently President and COO of Virtuix. Prior to joining Virtuix, David was Vice President of ERP Power, a California-based electronics startup. In that position he was responsible for setting up a Chinese manufacturing subsidiary employing over 200 workers. From 2006 to 2008, David was a senior manager at Flextronics, a Fortune 500 manufacturing company. Other prior positions include twelve years as co-owner of a Taiwan-based OEM hardware business. David lives with his wife in Taiwan and speaks fluent Mandarin. He holds a Bachelor of Applied Science in Systems Design Engineering from the University of Waterloo in Canada.

Would you like to connect with the Virtuix team?     YESNO

Notable Advisors & Investors

Scout Ventures
Investor, New York based Venture Capital firm.

Scentan Ventures
Investor, Strategic investor in Internet, IT, and Mobile.

Mark Cuban
Investor, Entrepreneur, film producer, television personality & philanthropist.

David Williams
Investor, Consumer, mobile & retail investor.

Tekton Ventures
Investor, Seed-stage investment firm.

Maveron
Investor, Consumer-only venture capital firm.

Startcaps Ventures
Investor, Micro VC that does Seed & Early Stage Venture Investments.

Western Technology Investments
Investor, California based venture debt investor.

Msr Capital
Investor, Multistage venture fund & private equity investors.

2020 Ventures
Investor, Venture and angel investment fund.

Kai Huang
Advisor, Co-founder of RedOctane, the creators of Guitar Hero.

Mike Griffith
Advisor, Former CEO of Activision Publishing and Vice Chairman of Activision.
Media Mentions

"True virtual reality cannot be experienced sitting down." - Jan Goetgeluk, Virtuix CEO

How It Works

The Omni uses a proprietary, low-friction, concave platform that enables a smooth and natural gait. The Omni footwear contains proprietary low-friction pads that allow for an immersive walking and running motion on the Omni base. A robust support ring and untethered support harness provide both safety and versatility for rapid, unconstrained movement. Users are kept upright on the Omni thanks to the support ring and harness.

Virtuix is continuously working on improving the Omni’s design and reducing the product’s cost and physical footprint. The Virtuix team is aiming to develop a next generation Omni that has a size and price point that is in range for even more household consumers. Ultimately, the company’s vision is to have an Omni be part of every Active VR setup both for home-use and for commercial applications such as arcades and out-of-home entertainment, training and simulation, education, virtual tourism, and health and fitness.

Beyond the Omni hardware, Virtuix is developing software that tracks your physical metrics and usage such as steps taken, distance walked and calories burned. The company is also creating an online, social gaming functionality that includes online player profiles and gaming stats with universal leader boards and league standings.

Besides the consumer market, the Omni is receiving strong demand from several commercial markets, such as the military for training and simulation, the gym industry for exercise and fitness, the architecture and real estate industries for virtual walkthroughs, and the arcade industry for commercial VR entertainment.

Making an investment in Virtuix.
What is this page about?

This is Virtuix's fundraising profile page, where you can find information that may be helpful for you to make an investment decision in their company. The information on this page includes the company overview, team bios, and the risks and disclosures related to this investment opportunity. You will also find a copy of the Virtuix's Offering Circular, which has been qualified by the SEC.

The Offering Circular includes important details about Virtuix's fundraise that you should review before investing.

What are the risks of this investment?

This investment is highly speculative and should not be made by anyone who cannot afford to risk the entire investment amount. In addition to these risks, you should carefully consider the specific information and risks disclosed in Virtuix’s profile and Offering Circular.

How does investing on SeedInvest work?

When you complete your investment on SeedInvest, your money will be transferred to an escrow account where an independent escrow agent will watch over your investment until it is accepted by Virtuix. Once Virtuix accepts your investment, and certain regulatory procedures are completed, your money will be transferred from the escrow account to Virtuix in exchange for your shares. At that point, you will be a proud owner in Virtuix.

What will I need to complete my investment?

To make an investment, you will need the following for regulatory reasons:

1.	Personal information such as your current address and phone number

2.	Employment and employer information

3.	Net worth and income information

4.	Social Security Number

5.	ABA bank routing number (found on personal checks or bank statement)

SEE MORE FAQS

Preliminary Offering Circular

Download Virtuix's offering circular to learn more about this investment opportunity. The offering circular is the formal legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision.

Offering Circular Highlights

•	Management discussion of company

•	Overview of company and company's business

•	Historical financials and capitalization

•	Key risk factors

DOWNLOAD DOCUMENT

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